EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT



     1. CDKnet, LLC, a limited liability company incorporated under the laws of the State of New York.

     2. Creative Technology, LLC, a limited liability company incorporated under the laws of the State of New York.

     3. CDK Financial Corp. (F/K/A ValueFlash.com, Inc.), a Delaware corporation.

     4. Diversified Capital Holdings, LLC (F/K/A Azure Capital Holdings, LLC), a limited liability company incorporated under the laws of the State of Delaware.